Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2014, relating to the financial statements and the effectiveness of internal control over financial reporting which appears in Medivation, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, CA

November 6, 2014